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                                                                  Exhibit 99.i.3


                          GLADSTONE CAPITAL CORPORATION

                                 FIRST AMENDMENT
                                       TO
                 AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN

                                    RECITALS

          A. On June 2, 2001, the Board of Directors of GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the "COMPANY"), adopted the 2001 Equity Incentive Plan.

          B. On July 23, 2001, the Board of Directors and stockholders of the Company approved the Amended and Restated 2001 Equity Incentive Plan (the "PLAN").

          C. By action of the Board of Directors and stockholders on August 8, 2001, the Company adopted the following amendment to the Plan:

                                    AMENDMENT

             1. SECTION 4(a) of the Plan shall be amended and restated in its entirety to read as follows:

             (a) SHARE RESERVE. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the capital stock that may be issued pursuant to Stock Awards shall be one million two hundred fifty thousand (1,250,000) shares, subject to increase by 20% of the number of shares sold pursuant to the exercise of the underwriter's over-allotment option in the initial public offering and any upsizing of the offering up to 20%, for a maximum share reserve of one million five hundred thousand (1,500,000) shares of capital stock. Stock Awards shall be comprised of Common Stock or Preferred Stock as determined by the Board in its discretion.

             2. SECTION 5(c) of the Plan shall be amended to increase the maximum number of Options that an Employee shall be eligible to be granted during any calendar year to Options covering no more than eight hundred thousand (800,000) shares of capital stock.

             3. Except as set forth in this First Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

                                      * * *

         I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors and stockholders of Gladstone Capital Corporation on August 8, 2001.

         Executed on this 8th day of August, 2001.

                                             /s/ David Gladstone
                                             -----------------------------------
                                             David Gladstone, CEO and Secretary